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Freeport-McMoRan Announces
New Organizational Structure for Oil & Gas Division

PHOENIX, AZ, April 5, 2016 - Freeport-McMoRan Inc. (NYSE: FCX) announced today a new organizational structure for its subsidiary Freeport-McMoRan Oil & Gas (FM O&G). The changes are being undertaken to reduce costs, streamline functions and to enhance capital allocation across FCX’s global business in a manner consistent with FCX’s debt reduction initiatives.
FM O&G is being restructured as an operating division of FCX, resulting in the elimination of FM O&G executive management roles and the integration of financial and administrative roles with FCX corporate functions.
Mark Kidder has been named Executive Vice President - Operations of FM O&G and will lead FM O&G’s operating team. Mark previously served as Vice President - Operations and has 36 years of operational experience in the offshore and onshore upstream energy industry, including 13 years with FM O&G and its predecessor and 23 years with major oil companies and independent energy producers.
Jim Flores, FM O&G CEO; Doss Bourgeois, President & COO; Winston Talbert, Executive Vice President & CFO and John Wombwell, Executive Vice President & General Counsel are departing the Company. This team has served as executive management for the FM O&G organization since FCX’s acquisition of Plains Exploration Company (PXP) in 2013.
Richard C. Adkerson, FCX’s President and Chief Executive Officer, said: “These changes reflect our focus on reducing costs throughout our global organization in response to a challenging commodity market environment. We appreciate Jim and his executive team’s service to Freeport and their efforts on behalf of our Company. Mark Kidder is an experienced and proven operational leader and I look forward to working with him in his expanded leadership role. FM O&G has an attractive portfolio of oil-weighted assets and a talented and dedicated workforce committed to its success.”
FM O&G will focus on conducting its operations safely and efficiently to preserve and enhance the values of its assets for anticipated future improvement in market conditions. Further steps will be taken to reduce costs and capital expenditures, and FCX will continue to evaluate potential transactions for the sale of certain assets of FM O&G.
FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the DRC; and significant U.S. oil and natural gas assets in the Deepwater GOM, onshore and offshore California and in the Haynesville natural gas shale, and a position in the Inboard Lower Tertiary/Cretaceous natural gas trend onshore in South Louisiana.
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